UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 20, 2016

Ferro Corporation

__________________________________________

(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6060 Parkland Boulevard Suite 250, Mayfield Heights, Ohio		44124
_______________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-875-5600

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2016, the Board of Directors (the “Board”) of Ferro Corporation (the “Company”) increased the size of the Board to eight members and appointed Andrew M. Ross and Allen A. Spizzo as members of the Board, effective immediately. Both individuals have been appointed to serve terms that end at the 2017 Annual Meeting of Shareholders (or when their successors are duly elected and qualified). The Board has determined, after considering all of the relevant facts and circumstances, that Mr. Ross and Mr. Spizzo are “independent” as defined under NYSE listing standards. The Board has not appointed either of Messrs. Ross or Spizzo to serve on a committee of the Board at this time.

As non-employee directors of the Company, Mr. Ross and Mr. Spizzo will be entitled to receipt of the same cash and equity compensation paid by the Company to each of its non-employee directors. In addition, the Company will enter into an indemnification agreement with each of Mr. Ross and Mr. Spizzo in the Company’s standard form for directors.

There are no arrangements or understandings between Mr. Ross or Mr. Spizzo and any other person pursuant to which either individual was elected as a director, and there are no transactions in which Mr. Ross or Mr. Spizzo have an interest that would be reportable under Item 404(a) of Regulation S-K.

The Company’s press release announcing the appointments of the new directors is filed herewith as Exhibit 99.1.

 Item 9.01Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

By:	/s/ Mark H. Duesenberg
Name: Mark H. Duesenberg
Title: Vice President, General Counsel and Secretary

October 24, 2016

Exhibit Index

Exhibit Number	Description
99.1	Press Release